UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Tyler Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2009
Dear Stockholder:
     You are cordially invited to attend the annual meeting of stockholders of Tyler Technologies, Inc. to be held on Thursday, May 14, 2009, in Dallas, Texas at the Park City Club, 5956 Sherry Lane, Suite 1700, commencing at 9:30 a.m., local time. Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.
     Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and return the enclosed proxy or vote through the Internet at your earliest convenience. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.
     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Yours very truly, JOHN M. YEAMAN Chairman of the Board

TYLER TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2009
To the Stockholders of
          TYLER TECHNOLOGIES, INC.:
     The annual meeting of stockholders will be held in Dallas, Texas at the Park City Club, 5956 Sherry Lane, Suite 1700, at 9:30 a.m., local time. At the meeting, you will be asked to:
(1)	elect seven directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;

(2)	ratify the selection of Ernst & Young LLP as our independent auditors for fiscal year 2009; and

(3)	transact such other business as may properly come before the meeting.
     Only stockholders of record on March 17, 2009 may vote at the annual meeting. A list of those stockholders will be available for examination at our corporate headquarters, 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225, from May 5 through May 14, 2009.
     Please date and sign the enclosed proxy card and return it promptly in the enclosed envelope or vote through the Internet as described in the enclosed proxy card. No postage is required if the proxy card is mailed in the United States. Your prompt response will reduce the time and expense of solicitation.
     The enclosed 2008 Annual Report does not form any part of the proxy solicitation material.

By Order of the Board of Directors H. Lynn Moore, Jr. Executive Vice President, General Counsel, and Secretary

Dallas, Texas
March 26, 2009

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held May 14, 2009

THE ANNUAL MEETING
Place, Date, and Time
     The annual meeting will be held in Dallas, Texas at the Park City Club, 5956 Sherry Lane, Suite 1700, on Thursday, May 14, 2009, at 9:30 a.m., local time.
Matters to be Considered
     At the annual meeting, you will be asked to consider and vote upon the following proposals:
•	Proposal One — Election of seven directors to serve until the next annual meeting or until their respective successors are duly elected and qualified; and

•	Proposal Two — Ratification of the selection of Ernst & Young LLP as our independent auditors for fiscal year 2009.
Record Date and Voting
     Only stockholders of record on March 17, 2009 are entitled to vote at the annual meeting. On March 17, 2009, we had 35,252,630 shares of common stock issued and outstanding. Each stockholder will be entitled to one vote, in person or by proxy, for each share of common stock held in his or her name. A majority of our shares of common stock must be present, either in person or by proxy, to constitute a quorum for action at the meeting. Abstentions and broker nonvotes are counted for purposes of determining a quorum. Abstentions are counted in tabulating the votes cast on any proposal, but are not counted as votes either for or against a proposal. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.
Vote Required
     The following is the required vote necessary to approve each of the proposals:
•	Proposal One — Election of Directors — the election of directors is determined by plurality vote; and

•	Proposal Two — Ratification of Ernst & Young LLP — the affirmative vote of holders of a majority of the voting power of the shares actually voted at the annual meeting is required to ratify Ernst & Young LLP as our independent auditors for fiscal year 2009.
Proxy Solicitation, Revocation, and Expense
     The accompanying proxy is being solicited on behalf of the board of directors. Your shares will be voted at the annual meeting as you direct in the enclosed proxy or through the Internet, provided that it is completed, signed, and returned to us prior to the annual meeting. No proxy can vote for more than seven nominees for director. If you return a proxy but fail to indicate how you wish your shares to be voted, then your shares will be voted in favor of each of the nominees for director.
     After you sign and return your proxy, you may revoke it prior to the meeting either by (i) filing a written notice of revocation at our corporate headquarters, (ii) attending the annual meeting and voting your shares in person, or (iii) delivering to us another duly executed proxy that is dated after the initial proxy.
     We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the proxy. In addition to use of the mail, we may solicit proxies by personal interview or telephone by our directors, officers, and employees. We may also engage the services of a proxy solicitation firm to assist us in the solicitation of proxies. We estimate that the fee of any such firm will not exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to record stockholders, and we may reimburse them for their reasonable out-of-pocket expenses.

PROPOSALS FOR CONSIDERATION
Proposal One — Election of Directors
     At the annual meeting, you will be asked to elect a board of seven directors. The nominees for director are: Donald R. Brattain; J. Luther King, Jr.; John S. Marr, Jr.; G. Stuart Reeves; Michael D. Richards; Dustin R. Womble; and John M. Yeaman. Each of the nominees currently serves on our board of directors. For more information regarding these nominees, see “Tyler Management.”
     Each nominee has indicated that he is able and willing to serve as a director. If any of the nominees becomes unable to serve prior to the meeting, the persons named in the enclosed proxy will vote the shares covered by your executed proxy for a substitute nominee as selected by the board of directors. You may withhold authority to vote for any nominee by entering his name in the space provided on the proxy card.
Our board of directors unanimously recommends that the stockholders vote FOR each of the nominees for director.
Proposal Two — Ratification of Ernst & Young LLP as Our Independent Auditors for Fiscal Year 2009
The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2009, subject to ratification by the stockholders. Ernst & Young LLP served as our independent auditors for fiscal years 2008 and 2007. A representative of Ernst & Young LLP is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Ernst & Young’s fees for all professional services during each of the last two fiscal years were as follows:

	2008	2007

Audit Fees	$1,095,000	$1,069,000
Audit Related Fees	63,000	51,000
Tax Fees	19,000	11,000

Total	$1,177,000	$1,131,000
     Audit Fees. Fees for audit services include fees associated with the annual audit, the review of our interim financial statements, and the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
     Audit-Related Fees. Fees for audit-related services generally include fees for accounting consultations and Securities and Exchange Commission (“SEC”) filings.
     Tax Fees. Fees for tax services include fees for tax consulting and tax compliance.
     The Audit Committee approved all of the independent auditor engagements and fees presented above. Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent auditors. All such services performed in 2008 were pre-approved by the Audit Committee. For more information on these policies and procedures, see “Corporate Governance Principles and Board Matters — Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”
Our board of directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2009.

TYLER MANAGEMENT
Directors, Nominees for Director, and Executive Officers
     Below is a brief description of our directors, nominees for director, and executive officers. Each director holds office until our next annual meeting or until his successor is elected and qualified. Executive officers are elected annually by the board of directors and hold office until the next annual board meeting or until their successors are elected and qualified.

Name / Age	Present Position	Served Since

John M. Yeaman, 68	Chairman of the Board	2004
	Director	1999
John S. Marr, Jr., 49	President and Chief Executive Officer	2004
	Director	2002
Donald R. Brattain, 68	Director	2004
J. Luther King, Jr., 69	Director	2004
G. Stuart Reeves, 69	Director	2001
Michael D. Richards, 58	Director	2002
Dustin R. Womble, 49	Executive Vice President	2003
	Director	2005
Brian K. Miller, 50	Executive Vice President	2008
	Chief Financial Officer	2005
	Treasurer	1997
H. Lynn Moore, Jr., 41	Executive Vice President	2008
	Secretary	2000
	General Counsel	1998
Business Experience of Directors, Nominees for Director, and Executive Officers
     John M. Yeaman has served as Chairman of the Board since July 2004. From April 2002 until July 2004, Mr. Yeaman served as President and Chief Executive Officer; from March 2000 until April 2002, he served as President and Co-Chief Executive Officer; and from December 1998 until March 2000, he was President and Chief Executive Officer. Mr. Yeaman was elected to our board of directors in February 1999. Mr. Yeaman also serves as Chairman of the Executive Committee. From 1980 until 1998, Mr. Yeaman was associated with Electronic Data Systems Corporation (“EDS”), where he most recently served as the director of a worldwide Strategic Support Unit managing $2 billion in real estate assets. Mr. Yeaman began his career with Eastman Kodak Company. Mr. Yeaman also serves on the Board of Directors of Park Cities Bank in Dallas, Texas.
     John S. Marr, Jr. has served as President and Chief Executive Officer since July 2004. From July 2003 until July 2004, Mr. Marr served as Chief Operating Officer. Mr. Marr has served on our board of directors since May 2002 and is currently a member of the Executive Committee. Mr. Marr also served as President of MUNIS, Inc. (“MUNIS”) from 1994 until July 2004. Mr. Marr began his career in 1983 with MUNIS, a provider of a wide range of software products and related services for county and city governments, schools, and not-for-profit organizations, with a focus on integrated financial systems. We acquired MUNIS in 1999. Mr. Marr also serves on the board of directors of Mercy Hospital in Portland, Maine.
     Donald R. Brattain has served as a director since 2004. Mr. Brattain also serves as Chairman of the Audit Committee and is a member of the Nominating and Governance Committee. Since 1985, Mr. Brattain has served as President of Brattain & Associates, LLC, a private investment company founded by Mr. Brattain in 1985 and located in Minneapolis, Minnesota. From 1981 until 1988, Mr. Brattain purchased and operated Barefoot Grass Lawn Service Company, a company that grew from $3.2 million in sales to over $100 million in sales and was sold to ServiceMaster, Ltd. in 1998.
     J. Luther King, Jr. has served as a director since 2004. Mr. King also serves on the Audit Committee and the Compensation Committee. Mr. King is the Chief Executive Officer and President of Luther King Capital

Management (“LKCM”), a registered investment advisory firm that he founded in 1979. Mr. King also serves as a director and a member of the Audit Committee of Encore Energy Partners GP, LLC. In addition, Mr. King serves as a director on various private and non-profit entities and foundations, including Chairman of the Board of Trustees of Texas Christian University, Advisory Committee of the Employees Retirement System of Texas, Trustee of LKCM Funds and director of Hunt Forest Products, Inc. Mr. King has a Bachelor of Science degree and a Masters of Business Administration from Texas Christian University, and he is also a Chartered Financial Analyst.
     G. Stuart Reeves has served on our board of directors since June 2001. Mr. Reeves also serves as Chairman of the Nominating and Governance Committee and is a member of the Audit Committee and the Compensation Committee. From 1967 to 1999, Mr. Reeves worked for EDS, a professional services company that offers its clients a portfolio of related systems worldwide within the broad categories of systems and technology services, business process management, management consulting, and electronic business. During his thirty-two years of service with EDS, Mr. Reeves held a variety of positions, including Executive Vice President, North and South America, from 1996 to 1999; Senior Vice President, Europe, Middle East, and Africa, from 1990 to 1996; Senior Vice President, Government Services Group, from 1988 to 1990; Corporate Vice President, Human Resources, from 1984 to 1988; Corporate Vice President, Financial Services Division, from 1979 to 1984; Project Sales Team Manager, from 1974 to 1979; and Systems Engineer and Sales Executive, from 1967 to 1974. Mr. Reeves also served on the EDS Board of Directors from 1988 until 1996. Mr. Reeves retired from EDS in 1999. Mr. Reeves serves on the Board of Directors of Park Cities Bank in Dallas, Texas. Mr. Reeves has Bachelor of Science and Master of Science degrees in Mathematics from Oklahoma State University.
     Michael D. Richards has served on our board of directors since May 2002. Mr. Richards also serves as Chairman of the Compensation Committee and is a member of the Nominating and Governance Committee. Mr. Richards is Executive Vice President of Republic Title of Texas, Inc. From September 2000 until September 2005, Mr. Richards served as Chairman and Chief Executive Officer of Suburban Title, LLC d/b/a Reunion Title, an independent title insurance agency founded by Mr. Richards in September 2000 and which he sold to Republic Title in September 2005. From 1989 until September 2000, Mr. Richards served as President and Chief Executive Officer of American Title Company, Dallas, Texas, an affiliate of American Title Group, Inc., one of the largest title insurance underwriters in Texas during that time. From 1982 until 1989, Mr. Richards held various management positions with Hexter-Fair Title Company, Dallas, Texas, including President from 1988 until 1989. From 1974 until 1982, Mr. Richards worked for Stewart Title Guaranty Company, Dallas, Texas, during which time he held several key management positions including serving on its board of directors. Mr. Richards holds several positions with various associations, some of which include: Greater Dallas Chamber of Commerce, member of the Economic Development Advisory Council; Leukemia Society of America, Advisory Board Member; Greater Dallas Association of Realtors, Board Member; Home Builders Association, Board Member; and member of the executive committee of the Texas Stampede.
     Dustin R. Womble has been Executive Vice President in charge of corporate-wide product strategy, Chief Executive Officer of both our Courts and Justice division and our INCODE division since July 2006 and is currently a member of the Executive Committee. From July 2003 to June 2006, Mr. Womble was Executive Vice President in charge of corporate-wide product strategy and President of our INCODE division. Mr. Womble previously served as President of our INCODE division from 1998, when we acquired INCODE, to July 2003.
     Brian K. Miller has been Executive Vice President — Chief Financial Officer and Treasurer since February 2008. From May 2005 until February 2008, Mr. Miller served as Senior Vice President — Chief Financial Officer and Treasurer. He previously served as Vice President — Finance and Treasurer from May 1999 to April 2005 and was Vice President — Chief Accounting Officer and Treasurer from December 1997 to April 1999. From June 1986 through December 1997, Mr. Miller held various senior financial management positions at Metro Airlines, Inc. (“Metro”), a publicly-held regional airline holding company operating as American Eagle. Mr. Miller was Chief Financial Officer of Metro from May 1991 to December 1997 and also held the office of President of Metro from January 1993 to December 1997. Mr. Miller is a certified public accountant.
     H. Lynn Moore, Jr. has been General Counsel since September 1998 and has been Secretary since October 2000 and Executive Vice President since February 2008. He previously served as Vice President from October 2000 until February 2008. From August 1992 to August 1998, Mr. Moore was associated with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas where he represented numerous publicly-held and privately-owned entities in various corporate and securities, finance, litigation, and other legal related matters. Mr. Moore is a member of the State Bar of Texas.
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Corporate Governance Guidelines
     Our board of directors has adopted a number of corporate governance guidelines, including the following:
•	Independence Standards, which determine the independence of our non-employee directors. These standards are consistent with the independence standards set forth in Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. The Independence Standards are included as an exhibit to our Audit Committee Charter.

•	Corporate Governance Guidelines, which include, among other things:
•	annual submission of independent auditors to stockholders for approval;

•	formation of a Nominating and Governance Committee to be comprised solely of independent directors;

•	prohibition of stock option re-pricing;

•	formalization of the ability of independent directors to retain outside advisors;

•	performance of periodic formal board evaluation; and

•	limitation on the number of additional public company boards on which a director may serve to a maximum of four.
A copy of our Corporate Governance Guidelines may be found on our Website, www.tylertech.com.

•	An Audit Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors (as set forth in the Independence Standards), at least one of who will qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. A copy of our Audit Committee Charter may be found on our Website, www.tylertech.com.

•	A Compensation Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors and sets forth the guidelines for determining executive compensation. A copy of our Compensation Committee Charter may be found on our Website, www.tylertech.com.

•	A Nominating and Governance Committee Charter, which requires, among other things, that the committee be comprised of at least three independent directors who are responsible for recommending candidates for election to the board of directors. A copy of our Nominating and Governance Committee Charter may be found on our Website, www.tylertech.com.
Code of Business Conduct and Ethics
     Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to all of our directors, executive officers (including, without limitation, the chief executive officer, chief financial officer, principal accounting officer, and controller), and employees. The purpose of the Code of Business Conduct and Ethics is to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in our public communications and reports filed with the SEC;

•	compliance with applicable governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the policy to the appropriate persons designated therein, including anonymous “whistleblower” provisions; and

•	accountability for adherence to the policy.
     A copy of our Code of Business Conduct and Ethics may be found on our Website, www.tylertech.com, or will be furnished, without charge, upon written request at our principal executive offices. Any future amendments or waivers related to our Code of Business Conduct and Ethics will be promptly posted on our Website.
Board Independence
     Our board of directors has determined, after considering all of the relevant facts and circumstances, that each of the non-employee directors standing for re-election as director (Messrs. Brattain, King, Reeves, and Richards) has no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us) and is “independent” within the meaning of the New York Stock Exchange director independence standards, as currently in effect and as may be changed from time to time. As a result, if each of the nominees for director is elected at the annual meeting, our board of directors will be comprised of a majority of “independent” directors as required by the New York Stock Exchange. Furthermore, our board of directors has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards.
Committees and Meetings of the Board of Directors
     The board met seven times during 2008. Each board member participated in at least 75% of all board and committee meetings held during the portion of 2008 that he served as a director and/or committee member. In addition, our board of directors has established a policy under which our non-management members will meet at regularly scheduled (and in any event at least twice per fiscal year) executive sessions without management present and with Mr. G. Stuart Reeves presiding over such meetings. During 2008, the standing committees of our board of directors were the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee.
     Audit Committee. During 2008, the Audit Committee was comprised of Donald R. Brattain (Chairman), J. Luther King, Jr., and G. Stuart Reeves, each of whom is “independent” as defined above. The Audit Committee’s duties include:
•	considering the independence of our independent auditors before we engage them;

•	reviewing with the independent auditors the fee, scope, and timing of the audit;

•	reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations, and significant findings during the audit;

•	performance of periodic formal committee evaluations;

•	reviewing our financial statements and related regulatory filings with the independent auditors; and

•	meeting periodically with management to discuss internal accounting and financial controls.
The Audit Committee met five times during 2008.
     Compensation Committee. During 2008, the Compensation Committee was comprised of Michael D. Richards (Chairman), J. Luther King, Jr., and G. Stuart Reeves. The Compensation Committee has final authority on all executive compensation and periodically reviews compensation and other benefits paid to or provided for our officers and directors. The Compensation Committee also approves annual salaries, stock option awards and bonuses for executive officers to ensure that the recommended salaries and bonuses are not unreasonable. The Compensation Committee met twice during 2008.
     Executive Committee. During 2008, the Executive Committee was comprised of John M. Yeaman (Chairman), John S. Marr, Jr., and Dustin R. Womble. The Executive Committee has the authority to act for the entire board of directors, but may not commit to an expenditure in excess of $5,000,000 without full board approval. The Executive Committee meets periodically throughout the year.
     Nominating and Governance Committee. During 2008, the Nominating and Governance Committee was comprised of G. Stuart Reeves (Chairman), Donald R. Brattain, and Michael D. Richards. The Nominating and Governance Committee’s duties include:
•	identifying and recommending candidates for election to our board of directors;

•	periodically reviewing the appropriate skills and characteristics required of board members in the context of the current make-up of our board; and

•	monitoring adherence to our “Corporate Governance Guidelines”.
The Nominating and Governance Committee met once during 2008.
Audit Committee Financial Expert
     Our board of directors determined that each of Donald R. Brattain and J. Luther King, Jr., current chairman and member of the Audit Committee, respectively, possesses the attributes necessary to qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K.
Pre-Approval Policies and Procedures for Audit and Non-Audit Services
     The Audit Committee Charter requires that the Audit Committee pre-approve all of the audit and non-audit services performed by our independent auditors. The purpose of these pre-approval procedures is to ensure that the provision of services by our independent auditors does not impair their independence. Each year, the Audit Committee receives fee estimates from our independent auditors for each category of services to be performed by the independent auditors during the upcoming fiscal reporting year. These categories of services include Audit Services, Audit-Related Services, Tax Services, and All Other Services. Upon review of the types of services to be performed and the estimated fees related thereto, the Audit Committee will determine which services and fees should be pre-approved, which pre-approval will be in effect for a period of twelve months. The Audit Committee may periodically review the list of pre-approved services based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee) prior to the performance of such service. Any proposed services exceeding the pre-approved cost levels will also require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee).
Director Nominating Process
     The Nominating and Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our board of directors and to select both “independent” as well as management nominees for director to be elected by our stockholders at each annual meeting. The Nominating and Governance Committee is comprised solely of independent directors and operates under a Charter for the Nominating and Governance Committee.
     Our Corporate Governance Guidelines include the criteria our board of directors believes are important in the selection of director nominees, which includes the following qualifications:
•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level of business, finance and accounting, government, education, or technology;

•	expertise that is useful to Tyler and complementary to the background and experience of other board members, so that an optimal balance of board members can be achieved and maintained;

•	willingness to devote the required time to carrying out the duties and responsibilities of board membership;

•	commitment to serve on the board for several years to develop knowledge about our business;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not conflict with the director’s responsibilities to Tyler or our stockholders.
     The Nominating and Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates; however, nominee recommendations submitted by other directors or stockholders will also be considered as described below.
     The Nominating and Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the committee in care of our Corporate Secretary at our corporate headquarters, 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225. To be considered by the Nominating and Governance Committee, stockholder nominations must be submitted in accordance with our bylaws and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.
     Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our bylaws. Our bylaws require that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our board at a meeting of stockholders by complying with required notice procedures. Nominations must be received at our corporate headquarters not less than 75 days or more than 85 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 75 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier. The notice must specify the following:
•	as to each person the stockholder proposes to nominate for election or re-election as a director:
•	the name, age, business address, and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of our capital stock that are beneficially owned by the person; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act; and
•	as to the stockholder giving notice:
•	the name and record address of the stockholder and any other stockholder known to be supporting the nominee; and

•	the class and number of shares of our capital stock that are beneficially owned by the stockholder making the nomination and by any other supporting stockholders.
     We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.
Communications with Our Board of Directors
     Any stockholder or interested party who wishes to communicate with our board of directors or any specific directors, including non-management directors may write to:
Board of Directors
Tyler Technologies, Inc.
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225

     Depending on the subject matter, management will:
•	forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with our “whistleblower policy” found on our Website, www.tylertech.com, including questions, concerns, or complaints regarding accounting, internal accounting controls, and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•	attempt to handle the inquiry directly (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our board of directors); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
     At each meeting of our board of directors, our Chairman will present a summary of all communications received since the last meeting of the board of directors that were not forwarded and will make those communications available to any director on request.
Director Attendance at Annual Meetings
     Directors are not required to attend our annual meetings of stockholders. However, our board of directors typically holds a meeting immediately following the annual meeting of stockholders. Therefore, in most cases, all of our directors will be present at the annual meeting. All of our directors were present at the 2008 annual meeting of stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 17, 2009 by (i) each beneficial owner of more than 5% of our common stock, (ii) each director and nominee, (iii) each “Named Executive Officer” (as defined in the SEC’s Regulation S-K), and (iv) all of our executive officers and directors as a group.
Security Ownership of Directors and Management

			Options
			Exercisable
			Within 60				Percent
Name and Address of Beneficial Owner (1)	Direct (2)		Days (3)	Other (4)		Total	of Class (5)

MSD Capital, L.P.	4,049,923	(6)	—	—		4,049,923	11.5%
645 Fifth Avenue, 21st Floor
New York, NY 10022

Brown Brothers Harriman and Company	3,485,013	(7)	—	—		3,485,013	9.9%
140 Broadway
New York City, NY 10005

Barclays PLC	—		—	2,359,357	(8)	2,359,357	6.7%
400 Howard Street
San Francisco, CA 94105

Vaughn Nelson Investment Management, L.P.	—		—	2,292,609	(9)	2,292,609	6.5%
600 Travis Street, Suite 6300
Houston, TX 77002

Artisan Partners Limited Partnership	—		—	1,800,800	(10)	1,800,800	5.1%
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

Directors and Nominees

Donald R. Brattain	28,500		33,333	—		61,833	*
J. Luther King, Jr.	32,000		33,333	187,300	(11)	252,633	*
G. Stuart Reeves	65,000		123,333	—		188,333	*
Michael D. Richards	40,000		43,333	—		83,333	*
John M. Yeaman	276,300		469,000	7,300	(12)	752,600	2.1%

Named Executive Officers

John S. Marr, Jr.	1,027,092		664,000	192,277	(13)	1,883,369	5.2%
Dustin R. Womble	174,301		343,628	—		517,929	1.5%
Brian K. Miller	27,504		105,000	7,300	(14)	139,804	*
H. Lynn Moore, Jr.	80,000		110,000	—		190,000	*

All directors, nominees and executive officers as a group (9 persons)	1,750,697		1,924,960	394,177		4,069,834	10.9%

*	Less than one percent of our outstanding common stock

(1)	Unless otherwise noted, the address of each beneficial owner is our corporate headquarters: 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225.

(2)	“Direct” represents shares as to which each named individual has sole voting or dispositive power.

(3)	“Options Exercisable Within 60 Days” reflects the number of shares that could be purchased by exercise of options at March 17, 2009 or within 60 days thereafter.

(4)	“Other” represents the number of shares of common stock as to which the named individuals share voting and dispositive power with another person or trust fund.

(5)	Based on 35,252,630 shares of our common stock issued and outstanding at March 17, 2009. Each stockholder’s percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 35,252,630 plus (ii) the number of shares such owner has the right to acquire within sixty days.

(6)	Based on information reported by MSD Capital, L.P. on a Schedule 13G that was filed with the SEC on or about February 3, 2006.

(7)	Based on information reported by Brown Brothers Harriman and Company on a Schedule 13G that was filed with the SEC on or about February 17, 2009.

(8)	Barclays PLC is deemed to have beneficial ownership of these shares. The shares are held by Barclays’ affiliates, Barclays Global Investors, NA., Barclays Global Fund Advisors and Barclays Global Investors, LTD and are based on information reported on a Schedule 13G that was filed with the SEC on or about February 5, 2009. Barclays PLC beneficial ownership includes 1,959,389 shares for which they have sole voting and sole investment power and 399,968 shares for which they have sole investment power.

(9)	Based on information reported by Vaughn Nelson Investment Management, L.P., on a Schedule 13G that was filed with the SEC on or about February 17, 2009. Vaughn Nelson Investment Management, L.P. beneficial ownership includes 1,603,425 shares for which they have sole voting and sole investment power, 473,609 shares for which they have shared investment power and 215,575 shares for which they have sole investment power.

(10)	Based on information reported by Artisan Partners Limited Partnership on a Schedule 13F that was filed with the SEC on or about February 13, 2009. Artisan Partners Limited Partnership’s beneficial ownership includes 1,652,400 shares for which they have shared voting and sole investment power and 148,400 shares for which they have sole investment power.

(11)	Includes the beneficial ownership of 180,000 shares of common stock held in an entity controlled by Mr. King and he is deemed to have voting and investment power, and 7,300 shares of common stock owned by a foundation in which Mr. King is deemed to have shared voting power.

(12)	Common stock owned by a foundation in which Mr. Yeaman is deemed to have shared voting power.

(13)	Common stock held by a partnership in which Mr. Marr is the general partner and has sole voting and investment power.

(14)	Common stock owned by a foundation in which Mr. Miller is deemed to have shared voting power.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act requires that our directors, executive officers, and 10% or more stockholders file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16(a) reports they file with the SEC. To our knowledge, based solely upon (i) our review of the copies of the forms we received during 2008 and (ii) written representations from our directors and executive officers we believe that all of our directors, officers, and 10% or more stockholders complied with all Section 16(a) filing requirements during 2008 except for one transaction subsequently reported on an amended Form 4. Mr. Yeaman inadvertently did not file a Form 4 in a timely manner with respect to a stock option exercise of 91,950 shares of our common stock.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     2008 was a year of exceptional performance for Tyler Technologies (the “Company”), particularly in light of the global economic environment and the crisis in the financial markets. The Company’s revenues grew 21% to $265 million, with software-related revenues up 25%. Software license revenue growth of 18% was very solid, even as our software-as-a-service model continued to gain traction, resulting in a 38% increase in subscription revenues. For the year, our gross margin improved by 300 basis points and the Company posted non-GAAP operating income of $37.1 million, up 39% over 2007. Non-GAAP earnings per share rose 45% to $0.61. Free cash flow (excluding office facility investments) increased 40% over 2007 to $42.3 million (cash provided by operating activities of $47.8 million minus capital expenditures, excluding capital expenditures for office facilities, of $5.5 million). The Company’s common stock price at December 31, 2008, was $11.98, down 7% from $12.89 at December 31, 2007. By comparison, the Standard and Poor’s 500 declined 37% in 2008.
     GAAP operating profit was $28.1 million and GAAP earnings per share was $0.38. Non-GAAP earnings per share of $0.61 and non-GAAP operating profit of $37.1 million excludes a non-cash legal settlement related to warrants charge of $9.0 million, which was not tax deductible. On June 27, 2008, we settled outstanding litigation related to two Stock Purchase Warrants (the “Warrants”) owned by Bank of America, N. A. (“BANA”). The Warrants entitled BANA to acquire 1.6 million shares of Tyler common stock at an exercise price of $2.50 per share. Following court-ordered mediation, in July 2008, BANA paid us $2.0 million and we issued to BANA 801,883 restricted shares of Tyler common stock. We excluded this non-cash charge from non-GAAP measures because it was a non-cash settlement unrelated to the Company’s core operations, and we believe this settlement actually increased shareholder value by diminishing the impact of the warrants on future diluted earnings per share.
Executive Summary
     The Compensation Committee is responsible for reviewing, and approving the design and overseeing the administration of our executive compensation program.
     The primary objectives of our executive compensation program are to:
•	attract and employ outstanding management in order to obtain outstanding results;

•	provide a strong link between annual and long-term cash and stock incentives to the achievement of measurable corporate performance objectives; and

•	align executive incentives with stockholder value.

     To achieve these objectives, the executive compensation program relies on the following elements of total compensation:

Form of
Element	Compensation	Purpose	Metric

Base salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Salaries are set each year based on the executive’s position and responsibilities

Incentive cash compensation under the bonus plan	Cash	Create a strong financial incentive for achieving or exceeding annual financial goals	Achieving earnings per share goals

Equity-based compensation	Stock options	Create a strong financial incentive for creating shareholder value and encourage a significant equity stake in the Company	Discretionary but set each year based on the person’s position and responsibilities
          Our executive compensation program is designed primarily to incentivize and reward the achievement of both short-term and long-term objectives and the creation of shareholder value. To achieve these objectives we use a mix of short-term compensation (base salaries and annual cash bonuses) and long-term incentives (stock options) to provide a total compensation structure that is designed to reward outstanding performance and provide cash compensation at or slightly above the median for our industry. In setting the mix between the different elements of compensation, we do not target specific allocations, but generally weight total target compensation more heavily toward incentive compensation, which comprises both cash and equity. Base salary and cash incentives are intended to reward short-term objectives, while equity incentives, comprised of stock options, are intended to reward achievement of long-term objectives through time-based vesting periods. Our bonus plan is based on annual earnings per share performance metrics, with similar benefits for overachievement and consequences for underachievement, with bonuses paid soon after the fiscal year ends. Stock options to our executive officers vest over a period of five years, thereby providing a long-term incentive. Our allocations reflect our philosophy that a significant portion of our executive officers’ compensation should be performance-based and therefore at risk depending on the Company’s performance. Through the use of stock options, a significant portion of potential compensation is tied directly to stock price appreciation, further aligning the interest of our executive officers with those of our stockholders.
           Our Compensation Committee is responsible for determining and approving executive officer compensation each year. The Compensation Committee, using its judgment, may exercise discretion in granting additional bonus amounts and stock option awards as it deems appropriate. These adjustments may be based on subjective factors such as the Compensation Committee’s assessment of external factors, including general economic and market conditions, the executive’s assumption of additional responsibilities, the degree of difficulty of a particular assignment, and the executive’s experience, tenure and future prospects with the Company.
Role of the Chief Executive Officer
     The Compensation Committee determines the compensation of our named executive officers, including the chief executive officer. In February 2008, our Chief Executive Officer, John S. Marr, Jr., provided the Compensation Committee with recommendations for 2008 base salary increases, annual bonus performance targets and related minimum and maximum bonus payout potentials and long-term incentives (stock option awards) for each executive, including Mr. Marr. His recommendations were based on his review of internal pay relationships and consistency, the executive’s performance and experience, level of responsibility, changes in responsibilities, retention risk and market compensation survey data provided by the Company’s Human Resources department. Bonus payout potentials were based on the level of earnings per share achieved compared to earnings per share goals developed in connection with our annual operating plan at the beginning of the 2008 fiscal year. The Chairman of the Board attended the Compensation Committee meeting in February 2008 and presented Mr. Marr’s recommendations for 2008 compensation packages to the Compensation Committee and participated in the Committee’s discussion of executive compensation. Mr. Marr did not attend any Compensation Committee meetings in 2008.
     In February 2009, Mr. Marr attended the meeting of the Compensation Committee and participated in a discussion of senior management’s philosophy regarding executive compensation and short and long-term objectives. Mr. Marr also discussed the compensation mix of base salary, short-term incentive compensation

(annual bonus) and long-term incentive compensation (stock options), as well as metrics that the Company believes are important in evaluating Company performance, including growth in revenue, free cash flow and earnings per share. He reviewed the Company’s five year history as well as projected 2009 growth rate for each performance metric. In addition, Mr. Marr reviewed the Company’s 2008 financial performance. Mr. Marr made recommendations for 2009 salary adjustments for the executive officers, including Mr. Marr, based on the Company’s 2008 performance and his recommendations were consistent with company-wide guidelines for all employee salary adjustments. In addition, Mr. Marr also reviewed internal pay relationships and consistency, the executive’s performance and experience, level of responsibility, changes in responsibilities, retention risk and market compensation survey data provided by the Company’s Human Resources department in determining his salary adjustment recommendations. Mr. Marr was excused from the meeting after his presentation and did not participate in the Compensation Committee’s discussion of executive compensation for 2009. The Compensation Committee has the authority to accept, reject or modify the chief executive officer’s recommendations. The Compensation Committee accepted the chief executive officer’s recommendations for 2009.
Analysis of Compensation Elements
The principal elements of our executive compensation program in 2008 are described below:
     Base Salary. Base salary represents the single, fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our executives. In February 2008, the Compensation Committee approved the following increases to the executive officers’ 2008 annual base salary, based largely on the chief executive officer’s recommendation and consistent with company-wide guidelines for all employees:

Name	Increase	2007 Salary	2008 Salary
John S. Marr, Jr.	4%	$380,000	$395,000
Dustin R. Womble	4%	$320,000	$333,000
Brian K. Miller	6%	$235,000	$250,000
H. Lynn Moore, Jr.	6%	$235,000	$250,000
     The chief executive officer’s recommendations were based on reference to nationwide market surveys and his evaluation of each named executive officer’s performance.
     For fiscal year 2009, the Compensation Committee approved a 3% salary increase for all four named executive officers, which was consistent with company-wide guidelines for all employees. The Compensation Committee also reviewed nationwide market survey information in a summary report and considered current economic conditions in determining salary adjustments. The market survey included comparisons to similar sized companies that were public companies in the technology and biomedical industries with annual revenues between $250 million and $500 million. These surveys indicated base salary for the executive officers was slightly under the median and total targeted cash compensation (base salary and bonus) was slightly above the median. We do not adhere to strict formulas or rely to any significant extent on market survey data to determine total compensation or the mix of compensation elements. Market survey data is not used as a benchmark per se, but rather is referred to by the Compensation Committee as a reasonableness check. This flexibility is important in designing compensation arrangements to attract new executives in the highly-competitive, rapidly changing market in which we compete.
     Annual Cash Bonus. A significant portion of each executive’s annual compensation is in the form of a cash bonus. We believe that some meaningful portion of the executive’s compensation should be contingent upon successful achievement of our corporate objectives. Our 2008 annual cash bonuses for executives were based on the level of attainment of earnings per share objectives and did not include any individual performance goals. In February 2008, the Compensation Committee approved the 2008 Bonus Plan recommended by management, which was based on achievement of earnings per share goals established in connection with our annual operating plan. The 2008 Bonus Plan was amended in July 2008 to exclude the earnings per share impact of $0.23 for a non-cash legal settlement charge pertaining to Stock Purchase Warrants recorded in June 2008. The Compensation Committee elected to exclude this charge from the earnings per share calculation because it was a non-cash settlement unrelated to the Company’s core operations and the members of the Committee believed this settlement actually increased shareholder value by diminishing the impact of the warrants on future diluted earnings per share. In addition, earnings per share goals were initially established with the expectation that any potential legal settlement in connection with this matter would be recorded as an equity transaction. The 2008 Bonus Plan for the executive officers was similar to other corporate employees’ incentive compensation plans and tied to similar goals. The main difference was the size of the target incentive award in relation to base salary. Target incentives are determined based on experience, level of responsibility and retention risk. The 2008 Bonus Plan provided incentive compensation potential for the executive officers as well as our corporate employees at the following levels:
•	170% of target based on achieving 146% of earnings per share goal

•	150% of target based on achieving 135% of earnings per share goal

•	130% of target based on achieving 123% of earnings per share goal

•	115% of target based on achieving 112% of earnings per share goal

•	100% of target based on achieving 100% of earnings per share goal

•	85% of target based on achieving 88% of earnings per share goal

•	70% of target based on achieving 77% of earnings per share goal

•	50% of target based on achieving 65% of earnings per share goal

•	35% of target based on achieving 54% of earnings per share goal

•	25% of target based on achieving 42% of earnings per share goal

•	0% of target based on achieving less than 42% of earnings per share goal
     In order to earn 100% of the target bonus for 2008, the Company had to achieve the earnings per share goal of $0.26 to $0.29, which was based on the Company’s operating plan and was generally in a range consistent with the Company’s initial earnings guidance publically issued early in the year, adjusted for a $0.23 per share non-cash legal settlement charge incurred in 2008. In order to achieve the threshold bonus of 25% of target, the Company had to achieve 42% of the earnings per share goal, a range of $0.11 to $0.14, adjusted for a $0.23 per share non-cash legal settlement charge incurred in 2008. The operating plan is developed from the “bottom-up” and considers a wide range of factors that impact the Company’s results including the general economic environment, the Company’s market, competitive landscape, Company initiatives and investments and various other risks and opportunities. As of the beginning of the plan year we believe achievement of the plan is generally considered to be challenging but reasonably possible when all such factors are considered.
     The Compensation Committee approved target bonus awards for 2008 at 100% of base salary for Mr. Marr and Mr. Womble, and 75% of base salary for Mr. Miller and Mr. Moore. The target bonus difference is based on the executives’ experience, level of responsibility and retention risk.

     For 2009, the Compensation Committee elected to leave target bonus awards unchanged at 100% of base salary for Mr. Marr and Mr. Womble; and 75% of base salary for Mr. Miller and Mr. Moore. In February 2009, the Compensation Committee approved a 2009 Bonus Plan recommended by management, which included incentive compensation potential for the executive officers as well as corporate employees at the following levels:
•	180% of target based on achieving 134% of earnings per share goal

•	170% of target based on achieving 130% of earnings per share goal

•	160% of target based on achieving 126% of earnings per share goal

•	150% of target based on achieving 121% of earnings per share goal

•	140% of target based on achieving 117% of earnings per share goal

•	130% of target based on achieving 113% of earnings per share goal

•	120% of target based on achieving 109% of earnings per share goal

•	110% of target based on achieving 104% of earnings per share goal

•	100% of target based on achieving 100% of earnings per share goal

•	90% of target based on achieving 96% of earnings per share goal

•	80% of target based on achieving 91% of earnings per share goal

•	70% of target based on achieving 87% of earnings per share goal

•	60% of target based on achieving 83% of earnings per share goal

•	50% of target based on achieving 79% of earnings per share goal

•	40% of target based on achieving 74% of earnings per share goal

•	0% of target based on achieving less than 74% of earnings per share goal
     In order to earn 100% of the target bonus for 2009, the Company must achieve the earnings per share goal, of $0.70 to $0.73, which is based upon the Company’s operating plan for 2009 and is generally in a range consistent with the Company’s initial earnings guidance publically issued in February 2009. In order to achieve the threshold bonus of 40% of target, the Company has to achieve 74% of the earnings per share goal, a range of $0.52 to $0.55. Although the threshold bonus amount of 40% was an increase over the prior year, the required earnings per share goal also increased. The level of earnings required to receive bonuses above and below the target range were determined based on the perceived difficulty of achieving various earnings levels, particularly in light of the challenging economic and market conditions expected in 2009.
     Stock Options. To promote long-term performance and as a means of attraction, motivation and retention, we use stock options to compensate executive officers. Equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers and other associates. Stock options give the executive the right to purchase at a specified price a specified number of shares of our common stock for a specified period of time (ten years), and the executive can exercise this right as the options vest for the remainder of the term. The executive officers realize value on these options only if our stock price increases and only if they remain employed with us beyond the date their options vest. The options granted to our executives vest 20% each year over a period of five years and have an exercise price equal to fair market value of our common stock on the grant date. The ten year option term and five year vesting period for stock option grants is consistent with stock option grants made to all Company employees.
     We believe stock options, as opposed to other forms of equity awards like restricted stock, are consistent with our philosophy of linking compensation and stockholder return by giving the executive a significant, long-term interest in our success. When our stock price does not grow, our executives realize little value from this component of their compensation. We believe this is appropriate because our stockholders also would not have benefited significantly from owning our stock.
     All stock option awards are granted at regularly scheduled meetings of our board of directors or the Compensation Committee. Stock option awards are made at the market price at the time of the award and are subject to time-based vesting as determined by the Compensation Committee. We have a policy of granting stock option awards in two semi-annual tranches, generally on June 15 and December 15.

     Our philosophy with regard to granting stock options is to:
•	monitor the overall number and value of stock option awards;

•	focus stock option awards on a relatively small number of key employees determined to have a direct impact on our ability to achieve our long-term goals, with the largest stock option grants awarded to our top performers and individuals with the greatest responsibilities and the potential to drive long-term share price appreciation; and

•	manage the overall net stock dilution (i.e., manage the total number of shares outstanding by balancing the dilutive effect of granting stock options with repurchases of our common stock which reduce our shares outstanding).
     Other factors the Compensation Committee considers in determining the size of option grants to our executive officers includes our potential future financial performance, the executive officer’s experience and level of responsibility and our retention risk for the executive officer. The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The Compensation Committee also periodically reviews RiskMetrics Group guidelines as to the appropriate level of stock option awards granted for companies of similar characteristics. In addition, stock option awards are granted for promotions, new hires, an increase in responsibility and in connection with employment agreements.
     In 2008, the size of the options granted to Mr. Marr and Mr. Womble (in number of shares), excluding stock options granted in connection with employment agreement renewals in 2008, remained the same as the option grants made to these executives in 2007. The Compensation Committee increased the size of annual recurring stock options awarded to Mr. Miller and Mr. Moore in recognition of their promotion to executive vice president in February 2008.

Name	2007	2008
John S. Marr, Jr.	60,000	60,000
Dustin R. Womble	50,000	50,000
Brian K. Miller	30,000	40,000
H. Lynn Moore, Jr.	30,000	40,000
     Stock options grants in 2007 exclude the stock options granted on March 2, 2007 because these options were related to 2006 financial performance. In 2008, we adjusted the timing of awarding stock options to semi-annual tranches, generally on June 15 and December 15.
     Stock option awards are made annually to approximately 2 – 4% of all employees. Excluding stock options granted in connection with employment agreement renewals, the executive officers were awarded approximately 30% of the total stock options granted to employees in 2008. Stock option awards were allocated to the executive officers based on the Compensation Committee’s consideration of their experience and level of responsibility. In 2008, the percentage of total stock option awards for our annually recurring grants to executives, excluding stock options granted in connection with employment agreement renewals, was as follows:

Percentage of total
annually recurring
Name	stock option awards
John S. Marr, Jr.	9.8%
Dustin R. Womble	8.1%
Brian K. Miller	6.5%
H. Lynn Moore, Jr.	6.5%
     The Compensation Committee believed the size of each of our named executive officer’s option grants in 2008 was sufficient to retain and motivate these executives. See also “Compensation Mix” below for further discussion on stock option grants. The Compensation Committee has not yet determined 2009 stock option awards.

     In 2008, the percentage of total stock option awards to executives, including stock options granted in connection with employment agreement renewals, was as follows:

Percentage of total
Name	stock option awards
John S. Marr, Jr.	26.3%
Dustin R. Womble	17.1%
Brian K. Miller	10.9%
H. Lynn Moore, Jr.	10.9%
     In February 2008, we entered into new five-year employment agreements with John S. Marr, Jr., Dustin R. Womble, Brian K. Miller and H. Lynn Moore, Jr. Under the terms of the agreements, Messrs. Marr, Womble, Miller and Moore were granted options to purchase respectively 400,000, 250,000, 150,000 and 150,000 shares of Tyler’s common stock. These grants were in addition to our annual grants and will not be recurring. See also “Employment Contracts” below for further discussion on these stock option awards.
Compensation Mix
     The key elements of executive compensation, base salary, cash incentives and stock option awards, are designed with the objective of putting a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if earnings per share goals are met and if the value of the Company increases through common stock price appreciation. We believe that having a larger measure of key pay elements at risk motivates and challenges our executives to achieve positive returns for our stockholders. The proportion of pay at risk in 2008 was as follows:

		Compensation at risk
Name	Base Salary	Bonus	Stock Options
John S. Marr, Jr.	22%	37%	41%
Dustin R. Womble	22%	37%	41%
Brian K. Miller	29%	37%	34%
H. Lynn Moore, Jr.	29%	37%	34%
     The table above depicts the relative mix of pay elements for 2008, made up of base salary earned, annual bonus cash incentive earned in 2008 (paid in 2009) and the amounts expensed by us during 2008 for stock option grants made to the executive officers. See “Summary Compensation Table” for more detail.
     In determining total compensation packages for the executive officers, the Compensation Committee discussed in detail the following provided by management regarding the Company’s compensation philosophy:
•	the Company’s 2008 financial performance;

•	terms of employment agreements; and

•	the executive officer’s annual incentive compensation plans that had been previously approved.
     In addition to the factors listed above the Compensation Committee also considered the following in determining the chief executive officer’s compensation package for 2008:
•	management’s goal of year-over-year improved earnings per share growth;

•	management’s focus on strengthening the Company’s balance sheet;

•	management’s strategic mission to increase profitability through sustained internal growth, including software-related revenues;

•	management’s directive to develop and deploy premier technology through continued investment;

•	Mr. Marr’s contribution to the achievement of each of these strategic initiatives; and

•	reference to levels of compensation of other chief executive officers of similar sized, public held companies and in similar industries.

     The Compensation Committee considers the overall compensation paid to our executive officers for 2008 appropriate for several reasons, including the non-GAAP earnings per share growth of 45%, free cash flow from operations excluding office facility investments increase of 40% and software-related revenue growth of 25%.
Employment Contracts
     In February 2008, we entered into new five-year employment agreements with John S. Marr, Jr., Dustin R. Womble, Brian K. Miller and H. Lynn Moore, Jr. Under the terms of the agreements, Messrs. Marr, Womble, Miller and Moore will receive minimum base salaries of $395,000, $333,000, $250,000 and $250,000, respectively. They also participate in performance bonus or incentive compensation plans made available to comparable level employees of the Company and receive all employee benefits and perquisites normally offered to the Company’s executive employees. Each agreement provides for a severance payment equal to each executive’s base salary and target bonus and a non-compete payment equal to his base salary and target bonus upon the executive’s termination of employment without cause, or upon the executives’ termination of employment upon a change-in-control. A change-in-control is defined as a merger or consolidation of the Company into an unaffiliated entity, the dissolution or liquidation of the Company, the sale of all or substantially all of the assets of the Company, the acquisition by any person, entity or group of more than 50% of the voting stock of the Company, or a change in the majority of the Company’s Board of Directors that was not approved by the then existing directors. In addition to the severance payment and the non-compete payment, each agreement also provides that we will continue to provide medical benefits for twelve months after the date of termination. In the event of a change-in-control, all unvested options previously granted to Messrs. Marr, Womble, Miller and Moore would immediately become vested and exercisable.
     In addition, the employment agreements provide that Messrs. Marr, Womble, Miller and Moore be granted options to purchase respectively 400,000, 250,000, 150,000 and 150,000 shares of Tyler’s common stock. The options shall vest in equal installments on the first, second, third, fourth and fifth anniversary of the date of grant and shall be subject to terms and conditions of the Tyler Technologies, Inc. Stock Option Plan and the Company’s standard option agreement. The options were granted at an exercise price equal to the closing market price of Tyler’s common stock as reported by the New York Stock Exchange as of the effective date of the grant (May 15, 2008).
     We developed a standard severance package for our executives, which we believe is necessary to attract and retain qualified executive officers and to minimize the distraction caused by a potential transaction and reduce the risk that an executive officer departs the Company before an acquisition is consummated. We believe that a pre-existing plan will allow our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than on seeking alternative employment. We further believe that our employment agreements ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. The Compensation Committee applied their best judgment after considering each executive’s overall compensation package, the rapidly changing environment for technology-based companies as well as the average time required to obtain employment for equivalent job duties in determining the stock option awards granted and the amount of payment made to executives in the event of termination without cause or a change-in-control.
Other Compensation
     All of our executive officers are also eligible for benefits offered to employees generally, including life, health, disability and dental insurance, our 401(K) plan, and our Employee Stock Purchase Plan.
Tax Consequences of Certain Forms of Compensation
     The following is a summary of principal federal income tax consequences of certain transactions under our compensation plan. It does not describe all federal tax consequences of our compensation plan, nor does it describe state and local tax consequences.

Incentive Options
     No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the incentive option price will be taxed to the optionee as a long-term capital gain, any loss sustained will be a long-term capital loss, and we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
     If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise over the option price and we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the stock option is paid by tendering shares.
Non-Qualified Options
     We also grant to executives non-qualified stock options that do not qualify for the tax treatment described above. No income is realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount. At disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Report of the Compensation Committee
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
          This report is submitted by the Compensation Committee.
Michael D. Richards, Chairman
J. Luther King, Jr.
G. Stuart Reeves

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain information regarding the compensation paid to our named executive officers for all of the services they rendered to us during 2008, 2007 and 2006.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($) (1)	($) (2)	Earnings ($)	($) (3)		($)
John S. Marr, Jr.	2008	$395,000			$743,558	$671,500		$8,301		$1,818,359
Chief Executive Officer	2007	$380,000			$465,574	$430,000		$8,176		$1,283,750
and President	2006	$363,000			$400,371	$450,000		$8,060		$1,221,431
Dustin R. Womble	2008	$333,000			$613,242	$566,100		$14,131	(3)	$1,526,473
Executive Vice	2007	$320,000			$388,891	$320,000		$19,170	(3)	$1,048,061
President; Chief	2006	$300,000			$266,299	$345,000		$21,791	(3)	$933,090
Executive Officer of both the Courts and Justice division and INCODE division
Brian K. Miller	2008	$250,000			$286,332	$318,750		$5,940		$861,022
Executive Vice President,	2007	$235,000			$91,093	$117,500		$4,668		$448,261
Chief Financial	2006	$220,000			$56,269	$126,500		$1,023		$403,792
Officer and Treasurer
H. Lynn Moore, Jr.	2008	$250,000			$286,332	$318,750		$2,376		$857,458
Executive Vice President,	2007	$235,000			$91,093	$117,500		$2,224		$445,817
General Counsel and	2006	$220,000			$56,269	$126,500		$60		$402,829
Secretary

(1)	Represents amounts expensed by us during 2008, 2007 and 2006 for grants made to executive officers. Such grants provide our executive officers the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. The dollar value of the stock option grants is based on the grant date fair value as required by Statement of Financial Accounting Standards (“SFAS”) No. 123R. For additional information on the valuation assumptions refer to note 10 of the Tyler Technologies’ financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. The SFAS No. 123R value does not represent cash received by the executive in 2008, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

(2)	These amounts consist of amounts earned under the Company’s bonus plan for each respective year and paid in the following year.

(3)	All other compensation includes amounts contributed or accrued by Tyler under the 401(K) Savings Plan, tickets to sporting events, a charitable donation made on behalf of Mr. Womble and disability insurance premiums paid on behalf of Mr. Womble.

Grants of Plan-Based Awards in 2008
     The following table sets forth certain information relating to stock option grants to the named executive officers during 2008.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:		Date Fair
								Number of	Number of	Exercise or	Value of
		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity			Shares of	Securities	Base Price	Stock and
		Incentive Plan Awards (1)			Incentive Plan Awards			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards (3)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#) (2)	($/Sh)	($/Sh)
John S. Marr, Jr.	2/24/2008	$ —	$395,000	$671,500
	5/15/2008								400,000	$15.00	$7.08
	6/13/2008								30,000	$14.98	$7.10
	12/15/2008								30,000	$12.14	$5.45

Dustin R. Womble	2/24/2008	$ —	$333,000	$566,100
	5/15/2008								250,000	$15.00	$7.08
	6/13/2008								25,000	$14.98	$7.10
	12/15/2008								25,000	$12.14	$5.45

Brian K. Miller	2/24/2008	$ —	$187,500	$318,750
	5/15/2008								150,000	$15.00	$7.08
	6/13/2008								20,000	$14.98	$7.10
	12/15/2008								20,000	$12.14	$5.45

H. Lynn Moore, Jr.	2/24/2008	$ —	$187,500	$318,750
	5/15/2008								150,000	$15.00	$7.08
	6/13/2008								20,000	$14.98	$7.10
	12/15/2008								20,000	$12.14	$5.45

(1)	The target and maximum plan award amounts reported in these columns are derived from our 2008 Bonus Plan. The actual payout amounts for 2008 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table above.

(2)	The options awarded on June 13, 2008 and December 15, 2008, were granted as part of Tyler’s broad-based annual stock option grant. The options awarded on May 15, 2008, were granted under the terms of employment agreements entered into in February 2008 and were contingent on the Company’s shareholders approving an amendment to increase the number of shares available for grant under the Tyler Technologies, Inc. Stock Option Plan on May 15, 2008. The options vest and become exercisable in five equal annual installments from the date of grant and have a contractual term of ten years. The option terms are the same for all the options granted to employees on June 13, 2008 and December 15, 2008.

(3)	The grant date fair value is determined in accordance with SFAS No. 123R and does not represent cash received by the named executive officers in 2008. The grant date fair value represents potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

Outstanding Equity Awards at Year-End
     The following table shows outstanding equity awards for each of the named executive officers at December 31, 2008:

	Option Awards					Stock Awards
							Market
			Equity Incentive				Value of	Equity Incentive	Equity Incentive
	Number of	Number of	Plan Awards:			Number of	Shares or	Plan Awards:	Plan Awards:
	Securities	Securities	Number of			Shares or	Units of	Number of	Market or Payout
	Underlying	Underlying	Securities			Units of	Stock	Unearned Shares,	Value of Unearned
	Unexercised	Unexercised	Underlying	Option		Stock That	That Have	Units or Other	Shares, Units or
	Options	Options	Unexercised	Exercise	Option	Have Not	Not	Rights That Have	Other Rights That
	(#)	(#)	Unearned Options	Price	Expiration	Vested	Vested	Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
John S. Marr, Jr.	500,000	—	—	$4.58	7/1/2013
	60,000	40,000	—	$7.52	7/26/2015
	6,000	24,000	—	$13.29	3/2/2017
	6,000	24,000	—	$12.26	6/15/2017
	6,000	24,000	—	$14.93	12/14/2017
	—	400,000	—	$15.00	5/15/2018
	—	30,000	—	$14.98	6/13/2018
	—	30,000	—	$12.14	12/15/2018

Dustin R. Womble	22,014	—	—	$3.60	3/4/2013
	151,614	—	—	$4.58	7/1/2013
	60,000	40,000	—	$7.52	7/26/2015
	40,000	60,000	—	$11.02	7/26/2016
	5,000	20,000	—	$13.29	3/2/2017
	5,000	20,000	—	$12.26	6/15/2017
	5,000	20,000	—	$14.93	12/14/2017
	—	250,000	—	$15.00	5/15/2018
	—	25,000	—	$14.98	6/13/2018
	—	25,000	—	$12.14	12/15/2018

Brian K. Miller	15,000	—	—	$1.62	5/8/2011
	48,000	32,000	—	$7.52	7/26/2015
	3,000	12,000	—	$13.29	3/2/2017
	3,000	12,000	—	$12.26	6/15/2017
	3,000	12,000	—	$14.93	12/14/2017
	—	150,000	—	$15.00	5/15/2018
	—	20,000	—	$14.98	6/13/2018
	—	20,000	—	$12.14	12/15/2018

H. Lynn Moore, Jr.	20,000	—	—	$1.62	5/8/2011
	48,000	32,000	—	$7.52	7/26/2015
	3,000	12,000	—	$13.29	3/2/2017
	3,000	12,000	—	$12.26	6/15/2017
	3,000	12,000	—	$14.93	12/14/2017
	—	150,000	—	$15.00	5/15/2018
	—	20,000	—	$14.98	6/13/2018
	—	20,000	—	$12.14	12/15/2018

Option Exercises and Stock Vested
     The following table shows stock option exercises during 2008 by each of the named executive officers:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
John S. Marr, Jr.	—	$—

Dustin R. Womble	50,000	$534,252

Brian K. Miller	25,000	$251,125

H. Lynn Moore, Jr.	23,333	$254,279
Potential Payments under Employment Contracts
     The named executive officers would have been eligible to receive the payments set forth in the table below had their employment been terminated on December 31, 2008, including if a change in control had occurred during fiscal year 2008.

	Termination Without Cause		Upon a Change in Control
	Lump Sum		Lump Sum
	Severance and	Continuation of	Severance and	Continuation of	Accelerated
	Non-Compete	Health Care	Non-Compete	Insurance	Vesting of Stock
Name	Payment	Benefit	Payment	Benefit	Options

John S. Marr, Jr.	$1,580,000	$12,420	$1,580,000	$12,420	$3,318,372

Dustin R. Womble	$1,333,000	$12,193	$1,333,000	$12,193	$2,535,729

Brian K. Miller	$875,000	$12,516	$875,000	$12,516	$1,440,105

H. Lynn Moore, Jr.	$875,000	$12,420	$875,000	$12,420	$1,440,105

Director Compensation
     The following table sets forth a summary of the compensation paid to our non-employee directors in 2008.

						Change in
						Pension Value
	Fees					and
	Earned or				Non-Equity	Nonqualified
	Paid in	Stock	Option		Incentive Plan	Deferred	All Other
	Cash	Awards	Awards		Compensation	Compensation	Compensation
Name	($) (1)	($)	($) (2)		($)	Earnings ($)	($)	Total ($)
Donald R. Brattain	$50,750		$27,659	(3)				$78,409

J. Luther King, Jr.	$41,750		$27,659	(4)				$69,409

G. Stuart Reeves	$43,000		$27,659	(5)				$70,659

Michael D. Richards	$31,750		$27,659	(6)				$59,409

(1)	Non-employee directors receive the following compensation:
•	An annual retainer of $25,000 for the chairman of the audit committee and $15,000 for the other non-employee directors.

•	A fee of $2,500 for each Board meeting attended in person and $1,250 for each Board meeting attended via telephone.

•	A fee of $2,500 for each audit committee meeting attended in person and $1,250 for each audit committee meeting attended via telephone.

•	A fee of $1,000 for each compensation committee meeting attended in person and $500 for each compensation committee meeting attended via telephone.

•	A fee of $1,000 for each nominating and governance committee meeting attended in person and $500 for each nominating and governance committee meeting attended via telephone.

•	Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities.

(2)	Represents amounts expensed by us during 2008 for grants made to non-employee directors. Such grants provide our directors the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. The dollar value of the stock option grants is based on the grant date fair value as required by SFAS No. 123R. In May 2008, our directors were each granted options to purchase 5,000 shares of Tyler common stock at $15.00 per share. The SFAS No. 123R value for the options granted to our non-employee directors was actuarially determined to be $6.58 per option share. This value does not represent cash received by our directors in 2008, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align our director’s interest with those of our stockholders.

(3)	Total aggregate shares underlying outstanding stock options as of December 31, 2008 were 40,000.

(4)	Total aggregate shares underlying outstanding stock options as of December 31, 2008 were 40,000.

(5)	Total aggregate shares underlying outstanding stock options as of December 31, 2008 were 130,000.

(6)	Total aggregate shares underlying outstanding stock options as of December 31, 2008 were 50,000.
Compensation Committee Interlocks and Insider Participation
     In 2008, the Compensation Committee consisted of Michael D. Richards (Chairman), J. Luther King, Jr., and G. Stuart Reeves. No member of the Compensation Committee was an officer or employee of the Company. None of our executive officers served on the compensation committee of any other entity.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee assists the board of directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors, the effectiveness of our disclosure controls and of our internal controls over financial reporting, and risk assessment and risk management. The Audit Committee manages the relationship with our independent auditors (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
     Management has the primary responsibility for our reporting process, including our systems of internal controls, and for preparing our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report, including a detailed discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures in the financial statements.
     The Audit Committee meets with the independent auditors, with and without management present, to discuss the overall scope and plans for the audits and the results of their examinations. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also reviewed management’s report on internal controls over financial reporting and the independent accounting firm’s related opinions. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee met five times during 2008.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.
     This report is submitted by the Audit Committee.
Donald R. Brattain, Chairman
J. Luther King, Jr.
G. Stuart Reeves

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our directors and executive officers seek approval from the board of directors prior to entering into a business arrangement that may be deemed a conflict of interest as described in our Code of Business Conduct and Ethics. Examples of transactions that may be considered a conflict of interest include:
•	to receive or give more than a token value to anyone that has a business relationship with us;

•	to lend to or borrow from individuals or concerns that do business with or compete with us, except banks and other financial institutions;

•	to serve as an officer, director, employee, or consultant or receive income from any enterprise doing business with or competing with us;

•	to own an interest in or engage in the management of an organization providing services or products to us, or to which we sell or compete, except when such interest (a) comprises publicly traded securities listed on a national securities exchange, NASDAQ or the OTC margin list and (b) is not in excess of five percent of the securities of such company; and

•	to knowingly cause, either directly or indirectly, us to enter into a business transaction with a close relative of the director or executive officer or a business enterprise of such relative.
     In addition, we review, on an annual basis, our financial records to ensure all related party transactions are identified, quantified, and adequately disclosed. Also, each director and executive officer must disclose in writing any known related party transactions associated with completion of the annual director and officer questionnaire.
     In fiscal year 2008, we made lease payments of $1.8 million for certain office space in Falmouth, Maine, to an entity in which Mr. Marr’s father and brother have a 100% ownership interest. The lease is at current prevailing fair market rates for the area. John S. Marr, Jr. does not have an interest in the entity that leases property to us and the lease arrangement existed at the time the Company acquired the division that occupies this property. We employ Dane L. Womble, a brother of Dustin R. Womble. Dane L. Womble received $239,000 in salary and bonus compensation in fiscal year 2008 in exchange for services rendered.
STOCKHOLDER PROPOSALS
     Any proposal that a stockholder desires to present at the 2010 annual meeting must be received by us at our corporate headquarters no later than January 18, 2010.

By Order of the Board of Directors,
H. Lynn Moore, Jr.
Executive Vice President, General Counsel, and Secretary
Dallas, Texas
March 26, 2009

ANNUAL MEETING OF STOCKHOLDERS OFTYLER TECHNOLOGIES, INC.May 14, 2009NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at — {Insert web address where material will be hosted}Please sign, date and mail your proxy card in the envelope provided as soon as possible.Please detach along perforated line and mail in the envelope provided.20730000000000000000 5051409THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO BELOW.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xFOR AGAINST ABSTAIN1.Election of Directors:2. Ratification of Ernst & Young LLP as independent auditors.NOMINEES:FOR ALL NOMINEESO Donald R. Brattain3. In their discretion, the proxies are authorized to vote upon such other business O J. Luther King, Jr.as may properly come before the meeting or adjournments thereof.WITHHOLD AUTHORITY O John S. Marr, Jr.FOR ALL NOMINEESO G. Stuart Reeves O Michael D. Richards FOR ALL EXCEPTO Dustin R. Womble(See instructions below)O John M. YeamanINSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.Signature of StockholderDate:Signature of StockholderDate:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OFTYLER TECHNOLOGIES, INC.May 14, 2009PROXY VOTING INSTRUCTIONSTELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxyCOMPANY NUMBER card available when you call and use the Company Number and Account Number shown on your proxy card.Vote online until 11:59 PM EST the day before the meeting. ACCOUNT NUMBER MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.IN PERSON — You may vote your shares in person by attending the Annual Meeting.NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at — {Insert web address where material will be hosted}Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 20730000000000000000 5051409THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO BELOW.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xFOR AGAINST ABSTAIN1.Election of Directors: 2. Ratification of Ernst & Young LLP as independent auditors.NOMINEES:FOR ALL NOMINEESO Donald R. Brattain3. In their discretion, the proxies are authorized to vote upon such other business O J. Luther King, Jr.as may properly come before the meeting or adjournments thereof.WITHHOLD AUTHORITY O John S. Marr, Jr. FOR ALL NOMINEESO G. Stuart ReevesO Michael D. Richards FOR ALL EXCEPTO Dustin R. Womble(See instructions below)O John M. YeamanINSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.Signature of StockholderDate:Signature of StockholderDate:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXYTYLER TECHNOLOGIES, INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANYAs an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.The undersigned hereby (1) acknowledges receipt of the Notice dated March 26, 2009 of the annual meeting of stockholders of Tyler Technologies, Inc. (the “Company”) to be held at the Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas, on Thursday, May 14, 2009 at 9:30 a.m. local time, and the proxy statement in connection therewith, and (2) appoints John S. Marr, Jr. and John M. Yeaman, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned to vote upon and act with respect to, all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as indicated on the reverse side hereof. If only one of the above proxies shall be present in person, or by substitute, at such meeting or any adjournment thereof, that proxy, so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitute or any of them may lawfully do by virtue hereof.(Continued and to be signed on the reverse side)14475